Exhibit 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
COMPLETES ACQUISITION OF SURGIS, INC.
Dallas, Texas (April 19, 2006) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it had completed its previously announced acquisition of Surgis, Inc., a privately held surgery center company based in Nashville, Tennessee.
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 128 surgical facilities. Of the Company’s 125 domestic facilities, 68 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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